UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 28, 2005


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
         Incorporation or organization)               Identification Number)

    10201 Centurion Parkway North Suite 600                   32256
             Jacksonville, FL 32256
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)


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ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On September 28, 2005 the Company completed a sale, of approximately 529,890 shares of its common stock for an aggregate purchase price of approximately $7.7 million. The share prices received from various parties ranged from $5.50 net of fees to $20.00 per share with the sums received varying in part as the common stock market price of free trading shares fluctuated in the market. The Company received funds net of all transaction costs. The Company negotiated the purchase price with all of those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was given the opportunity to review the Company's books, records and other information that they requested. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy critical game content for its Gizmondo multi-entertainment device and for future increased launch and marketing expenses.

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products, game content and other content for the Gizmondo, and services to the Company including strategic partners, suppliers, distributors, independent contractors and employees, fund raising finders fees and professional advisors. The Company anticipates that it will continue this practice. The Company issued approximately 561,328 shares to such service providers and employees principally relating to launching the Gizmondo product and expensed approximately $3.4 million for these services in second quarter and third quarter of 2005. The share issuances transactions are non cash and do not negatively affect cash flow of the Company. Included in the above number and issued in negotiated arms length transactions was 100,000 shares related to a provider of endorsements and entertainment services, 130,000 to employees and independent contractors for performance milestone achievement bonuses and the balance issued in connection with the Gizmondo product launches to entities associated with the launches in various regions, with the balance issued to miscellaneous vendors and providers of services to the Company's Gizmondo facility.

The Company's Chairman loaned the Company $1,840,000 on September 18, 2005 and $1,489,000 in a payment to a component supplier on behalf of the Company. These amounts are interest free demand notes.

The Company has two loans made originally in May 2005 and then due on September 30, 2005, by two separate entities, that are shareholders of the Company, provided an aggregate total of approximately $21.2 million in short term loans to Gizmondo Europe. These loans have been extended are now repayable for $13.49 million on November 31, 2005 and the additional $7.71 million is anticipated to be extended to October 31, 2005 and are guaranteed by the Company and by the Chairman and another executive officer of the Company. Additional collateral has been provided by the executive officers to support the facilities.

Following the issuance of the shares pursuant to the transactions described in this Form 8K, the Company anticipates that it will have outstanding approximately 62.6 million common shares and warrants to purchase an aggregate of 595,525 common shares, at exercise prices ranging from $5.00 to $11.25, including cashless warrants, expiring from June 30, 2006 to September 30, 2009.

Item 8.01 Other Events: Periodic filings update and Litigation updates.

The Company filed its report on Form 10K for the year ended 2004 on September 24, 2005. The Company now anticipates filing its Reports on Form 10K and 10Q's year ended 2004 and for first and second quarters ended March 31 and June 30, 2005 respectively during the next few weeks.


Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         None


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender      Chief Executive Officer        September 28, 2005
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    Michael W. Carrender